Exhibit 10.6

Phoenix Motorcars Factory Direct Representative Agreement

This Phoenix Motorcars Factory Direct Representative Agreement (the “Agreement”) is made and entered into as of February 22nd, 2019, (the “Effective Date”) by and between Phoenix Cars, LLC, having its offices at 401 S. Doubleday Avenue, Ontario, CA 91761 (“PMC”), and Creative Bus Sales, Inc. (“FACTORY REP”), having a headquarters at 14740 Ramona Avenue, Chino, CA 91710, for themselves and on behalf of all of their successors and assigns. Each of PMC and FACTORY REP shall be referred to herein as a “Party”, and together as the “Parties”.

Recitals

WHEREAS, PMC is a manufacturer of all-electric powertrain and has experience in manufacturing and supplying all-electric powertrain buses for sale in the US market. PMC wishes to supply its models (“Vehicles”) in all the territories, as defined in this agreement, through FACTORY REP as its Authorized Factory Direct Representative;

WHEREAS, FACTORY REP has the experience in the transportation sector specifically in the sales, parts distribution and as a service provider of all types of vans and buses and wishes to act as the exclusive Authorized Factory Direct Representative for PMC’s Vehicles; and

WHEREAS, PMC desires to appoint FACTORY REP as its Authorized PMC Factory Direct Representative to represent, sell, distribute, and service its vehicles pursuant to the terms and conditions of this Agreement, and FACTORY REP accepts such appointment.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	APPOINTMENT AND ACCEPTANCE OF AUTHORIZED PMC FACTORY DIRECT REPRESENTATIVE

1.1           PMC hereby appoints FACTORY REP, and FACTORY REP hereby accepts the appointment, as its Authorized Factory Direct Representative of Vehicles (as defined in Section 1.3 below) in the Territory (as defined in Section 1.2 below). In furtherance thereto, PMC hereby grants to FACTORY REP the right to represent, market, distribute, sell, rent, lease, service and otherwise dispose (collectively, "Represent" or “Representation”) the Vehicles, in the Territory.

1.2           “Territory” shall mean the exclusive appointment of the FACTORY REP for all states in the United States, including Hawaii and Alaska.

1.3           “Vehicles” shall include all current models and variations built with body types manufactured by Forest River Inc. subsidiaries. FACTORY REP may purchase or order all models of Vehicles produced by PMC, its subsidiaries, and their respective successors, including all next generation and newly developed models, together with all parts, components, accessories, and equipment thereof or subsidiaries, and their respective successors, directly or indirectly, produce, convert, assemble, or manufacture presently or may in the future produce, convert, assemble, or manufacture. FACTORY REP shall be given the First Right of Refusal to exclusively represent and distribute any new products that PMC develops.

1.4           PMC hereby grants to the FACTORY REP during the term of this Agreement the fully- paid up and royalty free, non-transferable right and license to use the trademarks, trade names, service and other manuals, copyrighted materials, and other marketing and technical information (to the extent that utilization of such technical information does not impinge on the intellectual property rights of PMC) associated with Vehicles in connection with and in furtherance of FACTORY REP’s Representation of Vehicles. PMC requires that the FACTORY REP abide by PMC guidelines for brand usage and PMC approval of all related images, marketing and advertising collateral.

1.5	The Parties mutually agree to the following Sales Target for the initial term:

•	80 vehicles commencing on April 1st, 2019, up to December 31st, 2019.

•	180 vehicles on January 1st, 2020 up to December 31st, 2020.

•	240 vehicles on January 1st, 2021 up to December 31st, 2021.

1.6           After the conclusion of the initial term, this agreement will be renewed based on conditions set out in section 8.1. New annual sales targets will be agreed on 60 days prior to the renewal. The Parties agree that increases in annual sales targets shall be reasonable, and the determination of reasonableness shall be based on historic practice.

2.	GENERAL RESPONSIBILITIES OF FACTORY REP

2.1           In consideration of the rights granted to it under this Agreement and subject to the terms and conditions of this Agreement, FACTORY REP shall provide the following:

a.             FACTORY REP shall promote, market and sell PMC’s Vehicles in the Territory during the term of this agreement.

b.            FACTORY REP shall secure and maintain necessary permits and licenses for the operation of its business as contemplated by this Agreement. PMC shall assist FACTORY REP in obtaining and renewing any such permits and licenses.

c.             FACTORY REP shall assist customers with evaluating charging infrastructure needs in conjunction with PMC.

d.            FACTORY REP shall offer the customer the specific Electric Vehicle Supply Equipment (EVSE) as approved by PMC.

e.             FACTORY REP shall handle all California HVIP applications and other state voucher incentive programs as needed.

f.	FACTORY REP shall assist customers with all title and registration requirements.

3.	TERMS OF SALE AND PURCHASE OF VEHICLES

3.1           In the event of discontinuation of a Vehicle model, PMC shall fully support FACTORY REP with the discontinuation campaign, including, but not limited to, ongoing support for those discontinued Vehicle models as well as introduction of a new vehicle model in its place, if PMC so determines to introduce a new model. PMC fully understands the importance of developing and bringing new vehicle models to the market either as replacements for discontinued models or as newly introduced vehicle models as this effort relates to the financial well-being and growth of both PMC and FACTORY REP.

3.2           PMC agrees to assist FACTORY REP, as FACTORY REP may reasonably request based on prevailing industry practices in the marketing and launch of Vehicles and on-going Representation of Vehicles as communicated by FACTORY REP to PMC or as may be agreed by the Parties from time to time.

4.	PURCHASE ORDERS

4.1           FACTORY REP shall submit all Purchase Orders and customer requirements in written form via e-mail, U.S. mail, or via an agreed upon processing system. The Purchase Order represents the ordering dealer’s or buyer’s offer to purchase Vehicles under the terms and conditions of the Purchase Order. PMC may, in its sole discretion, accept or reject any Purchase Order within ten (10) business days of receipt of the Purchase Order. PMC may accept any Purchase Order by confirming the order (whether by written confirmation, invoice or otherwise) or by delivering the Vehicle, whichever occurs first. No Purchase Order is binding on PMC unless accepted by PMC as provided in this Agreement. FACTORY REP has the right to cancel or amend any Purchase Order on behalf of any purchaser if within ten (10) business days of PMC’s receipt of the Purchase Order FACTORY REP notifies PMC in writing of such amendment or cancellation

4.2           Each Purchase Order for the Vehicles shall constitute a separate contract, and any default, breach, or failure, including failure of timely delivery or payment, by PMC, FACTORY REP, or its dealers or ultimate buyers of Vehicles in relation to any individual Purchase Order shall not entitle a Party to treat this Agreement as terminated or breached.

4.3           PMC will provide the FACTORY REP with a standard form of Order Form, Customer Requirement Form and Change Request Form.

5.	SHIPMENT AND DELIVERY OF VEHICLE(S)

5.1           PMC agrees to provide a delivery schedule for the Vehicle(s) pursuant to the Purchase Order accepted by PMC. All Vehicles shall be affixed with all required labels and place in the compartments required documentation, publications, and other required materials, all of the forgoing in compliance of the applicable Federal and State Laws and regulations related to delivery and sale of new Vehicles in applicable markets. PMC and Factory Rep are equally responsible for determining compliance with applicable federal and state laws in order to sell vehicles manufactured by PMC. The Parties will mutually agree on what is needed in order to sell and deliver vehicles in order to guarantee compliance with such federal and state laws and regulations. For the avoidance of doubt, FACTORY REP is not responsible for PMC’s compliance with any applicable manufacturing standards and specifications required by applicable law for the manufacture of any vehicles manufactured by PMC. PMC shall timely deliver applicable Manufacturer's Statement of Origin (MSO) / Manufacturer's Certificate of Origin (MCO) for each Vehicle to facilitate sale of Vehicles upon Vehicle delivery.

5.2           FACTORY REP shall, in respect to each Purchase Order for the Vehicles to be supplied under this Agreement, be responsible for ensuring the accuracy of each Purchase Order and FACTORY REP will be responsible for any costs arising from any inaccuracies and providing PMC with information which is necessary for PMC to fulfill the order and to comply with all applicable legal requirements.

5.3           FACTORY REP may, in its discretion, either direct PMC to deliver completed Vehicles to FACTORY REP or pick up the completed Vehicles at PMC’s location. For delivered Vehicles, PMC agrees to deliver completed Vehicles to Factory Rep at 14740 Ramona Avenue, Chino, California 91710.

6.	PRICE AND PAYMENT

6.1           Any purchase of the Vehicles from PMC will be at the prices set out in PMC’s price list in effect when PMC accepts the related Purchase Order, provided, however, that PMC hereby agrees to provide a minimum of thirty (30) days prior written notice for any changes related to the price list. Applicable pricing for future vehicle types and models shall be determined by PMC and agreed upon by FACTORY REP.

6.2           Transportation and other related charges, insurance, taxes, duties and other charges of any kind imposed by Governmental Authority shall be listed as a separate line-item on PMC’s invoice, in accordance with reasonable commercial terms and in accordance with the customary practices of the commercial truck industry. The ultimate purchaser of the Vehicle is responsible for all charges, costs and taxes.

6.3           Parties understand that payment for the Vehicles by FACTORY REP to PMC shall take place as outlined in PMC’s price list. Subject to the foregoing, FACTORY REP will pay PMC for Vehicles by fed-wire to PMC prior to vehicles being released from PMC’s facility, and provided that allowance for this payment schedule shall be made for weekends and U.S. bank holidays. The title to the Vehicles shall pass in accordance with the terms set forth in the Purchase Order accepted by PMC.

6.4           The Parties shall notify the other in writing of any dispute with any invoice (along with a reasonably detailed dispute description) as soon as possible but no later than thirty days from the date of receipt of the invoice. The Parties shall seek to resolve all disputes expeditiously and in good faith. Notwithstanding anything to the contrary in this Agreement, the Parties shall continue performing their obligations under this Agreement during any dispute, unless the disputed invoice is in an amount that would constitute a material breach of this Agreement. Such amount shall be determined in the future by the Parties.

7.	VEHICLE WARRANTIES, RECALLS, PRODUCT LIABILITY, LEMON LAWS, OTHER REQUIREMENTS

7.1           Each Party shall as soon as reasonably possible inform the other Party of any condition that is or may be a safety related defect or regulatory non-compliance with respect to the Vehicles and other Vehicles of which it becomes aware. If either Party or a third party, including a government authority, such as NHTSA, determines that it is necessary to conduct a recall or other service campaign of Vehicles or other Vehicles at issue, PMC shall determine the nature of the corrective action to be taken and, if required, will undertake and coordinate the recall / service campaigns. For a fee to be agreed upon by the parties, FACTORY REP will assist PMC in such recall / service campaign actions.

7.2           As the designer, manufacturer and supplier of Vehicles, PMC shall provide a warranty of 3 years or 36,000 miles (whichever comes first). Additionally, the PMC electric drivetrain shall be warranted for 5 year or 60,000 miles and the lithium-ion battery system shall be warranted for 5 years or 150,000 miles. PMC shall indemnify, defend and hold completely harmless FACTORY REP and all other Persons in its chain of distribution of Vehicles from and against any and all losses, liabilities, damages, costs, fees and expenses, including legal costs and attorneys’ fees, resulting from any and all claims related to work performed by PMC on the Vehicles. In order to further facilitate the foregoing, PMC shall obtain and continue to maintain at all times from the initial launch of Vehicles in the U.S. Vehicles liability insurance coverage in an amount that is not less than Five Million Dollars ($5,000,000) until the units in operation within the Territory reaches 50 Vehicles and up to Ten Million Dollars ($10,000,000) thereafter, both in aggregate and per occurrence basis, with a deductible of not more than Two Hundred Fifty Thousand Dollars ($250,000) per occurrence, and name FACTORY REP as its additional insured and loss payee and provide FACTORY REP a Certificate of Insurance upon each renewal and upon FACTORY REP’s request. Parties hereby agree that the insurance coverage set forth herein shall provide a means for PMC’s indemnity and shall in no way limit or constitute as a waiver of any kind with respect to PMC’s indemnity obligations under this Agreement. An extended warranty is available based on the vendor and supplier terms and conditions.

7.3           As the designer, manufacturer and supplier of Vehicles, PMC shall be solely responsible for the Lemon Law claims, breach of express or implied warranty or similar laws. FACTORY REP agrees to deliver to PMC a copy of such notice and such other related information as is reasonably available to it, and PMC shall provide defense of such case on behalf of FACTORY REP and PMC shall indemnify and completely hold harmless FACTORY REP for any and all damages, including any money judgments or obligation to repurchase vehicles and out-of-pocket expenses incurred by FACTORY REP in defending or responding to such claims.

7.4           PMC shall furnish FACTORY REP with master electronic versions and hard copies of owner’s manuals, service manuals, parts catalogs, labor time guides, and other vehicle related publications for each and every make and model of Vehicles to be represented by FACTORY REP. PMC shall also notify FACTORY REP of all technical changes to any of the Vehicles promptly upon the occurrences of such changes. PMC shall furnish FACTORY REP with certified technical documents regarding the specification, operation and maintenance and special service tools (mechanical and electronic) required for the diagnosis and service/repair of the Vehicles. PMC shall send its engineers and other personnel for the purposes of technical support, training, and other support or coordination as needed in PMC’s discretion.

7.5           PMC shall provide FACTORY REP launch dates for any and all new buses for its Representation as soon as they become available.

7.6           PMC shall comply and maintain at all times continued compliance in regard to Vehicle manufacturing, safety, emission, and other quality standards for the Vehicles and other Vehicles being or to be supplied to FACTORY REP for Representation of Vehicles.

7.7           In the event of governmental inquiries or requests related to vehicle design, manufacturing, operational, or other characteristics pertaining to Vehicles or other Vehicles, PMC shall respond to all required design/development data, test data, engineering data and other documentation as needed to sufficiently respond to such inquiries or requests, using commercially reasonable efforts.

7.8           If PMC and Factory Rep agree that Factory Rep will perform any work related to routine maintenance, service, recalls, warranty repairs, lemon law repairs or any other work as deemed necessary by the Parties, Factory Rep shall indemnify, defend and hold completely harmless PMC from and against any and all losses, liabilities, damages, costs, fees and expenses, including legal costs and attorneys' fees, resulting from any and all claims related to work performed by Factory Rep on Vehicles covered by this Agreement. In order to further facilitate the foregoing, Factory Rep shall obtain and continue to maintain at all times from the initial execution of this Agreement liability insurance coverage in an amount that is not less than Five Million Dollars ($5,000,000) until the units in operation within the Territory reaches 50 Vehicles and up to Ten Million Dollars ($10,000,000) thereafter, both in aggregate and per occurrence basis, with a deductible of not more than Two Hundred Fifty Thousand Dollars ($250,000) per occurrence, and name PMC as its additional insured and loss payee and provide PMC a Certificate of Insurance upon each renewal and upon PMC’s request. Parties hereby agree that the insurance coverage set forth herein shall provide a means for Factory Rep’s indemnity and shall in no way limit or constitute as a waiver of any kind with respect to Factory Rep’s indemnity obligations under this Agreement.

8.	TERM AND DUTIES AFTER TERMINATION

8.1	TERM

The initial term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (the “Term”). Thereafter, the Term shall automatically renew for additional one (1) year periods, as long as the FACTORY REP has met the Annual Sales Targets set forth in Section 1.5 and new sales targets agreed on as per section 1.6, unless terminated by mutual agreement of the parties or pursuant to the provisions of Section 8.2 below.

8.2	TERMINATION

Except for a material breach, as defined in Section 8.2(a) and 8.2(b), this Agreement is noncancelable for the initial three-year period. Those provisions that by their nature are intended to survive termination or expiration of this Agreement shall so survive.

Either Party may terminate this Agreement by providing written notice to the other Party:

(a)           if the other Party materially breaches any provision of this Agreement, and the breach is not cured by the breaching Party within thirty (30) days after its receipt of written notice of the breach; or

(b)           if the other Party becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due.

Any termination under this Section 8.2 is effective upon the breaching Party's receipt of the notice of termination, or as may be applicable, upon the breaching Party’s failure to cure during the 30-day cure period, or any later date set out in the notice.

8.3           Upon the expiration, non-renewal, or termination of this Agreement for any reason, FACTORY REP shall immediately cease to make any representations regarding its status as the distributor of Vehicles and coordinate with PMC, so that an orderly liquidation of the Vehicles and other Vehicles, and continued services for such Vehicles, can be made in the most commercially acceptable manner and with minimum inconvenience and damages incurred to the Vehicle owners.

8.4           Any expiration, non-renewal, or termination of this Agreement for any reason shall be without prejudice to the rights and remedies of either Party with respect to any provisions of this Agreement or arising out of a breach prior to such termination. In the event a Party materially breaches the terms and conditions of this Agreement or fails to perform its obligations under this Agreement, the non-breaching Party may pursue any and all rights and remedies available at law and/or in equity. Without limiting the generality of the foregoing, Section 3.2 and Section 7 and other provisions that by their nature are intended to survive termination shall survive termination of this Agreement.

9.	WARRANTIES & REPRESENTATIONS

9.1           Each Party represents to the other Party that it is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; it has all requisite power and authority to own and operate its properties, and to carry on its business as it is now being conducted; it has all requisite power and authority to enter into the transaction contemplated hereby; the execution, delivery and performance of this Agreement have been duly authorized by all requisite actions; this Agreement has been duly and validly executed and delivered to the other Party; and (if assuming this Agreement constitutes a valid and binding obligation of the other Party) this Agreement constitutes a valid and binding obligation of the Party enforceable against it in accordance with its terms.

9.2           PMC hereby continuously warrants and guarantees that at all times during the term of this Agreement, including any extensions and renewals periods thereof, (a) all Vehicles supplied to FACTORY REP, meet laws and regulations of the United States, (b) all such Vehicles will be merchantable, meet PMC’s design requirements, manufacture, and workmanship, (c) all such Vehicles are properly labeled and (d) all such Vehicles ordered shall be delivered timely and in good and undamaged condition and shall, when delivered, be merchantable and fit and safe for the purposes for which the same are intended to be used. Nothing contained in this Agreement shall be deemed a waiver of warranties implied by law as may be applied to FACTORY REP.

9.3           PMC warrants to FACTORY REP that the appropriate licenses, agreements and rights have been obtained from the respective parts, components, and accessory providers for use in its Vehicles. PMC represents and warrants, and hereby agrees to indemnify and hold FACTORY REP harmless from and against alleged infringement in relation to the Vehicles of the trademarks, patents, copyrights and other intellectual property rights of any third party.

9.4           FACTORY REP represents and warrants that it has extensive vehicle Representation and related business experience and functional and comprehensive know-how.

10.	ADDITIONAL TERMS & CONDITIONS

10.1         The Parties to this Agreement are independent contractors. No agency, partnership, franchise, employment, joint venture or other joint relation is created between the Parties by virtue of this Agreement. Neither Party has the authority to bind the other Party or to incur any obligation on the other Party’s behalf. Any joint venture or other joint business relations may be created only by subsequent agreement between the Parties in writing.

10.2         Any and all information exchanged between the Parties under this Agreement is confidential and may not be disclosed to any Person during the term of this Agreement and for a period of five (5) years thereafter, except: (A) to employees, legal advisors, auditors and other consultants of each Party or its related companies, and to third party service providers who require the information for the purposes of carrying out the terms and conditions of this Agreement; (B) with the consent of the disclosing Party; (C) if the information, as of the Effective Date of this Agreement, is lawfully in the possession of the other Party; (D) if required by law; (E) if required in connection with a financing or a proposed sale or transfer of business operations, but only if the party receiving such information agrees to keep such information confidential on the same terms provided herein; (F) if strictly and necessarily required in connection with legal proceedings relating to this Agreement; or (G) if the information becomes published or otherwise generally available to the public other than as a result of breach of confidence by a Party to the other. In the event FACTORY REP or PMC, or anyone to whom they may transmit any confidential information becomes legally compelled to disclose any of the confidential information, FACTORY REP or PMC, as the case may be, will provide the other Party with prompt written notice of not less than seven (7) business days from the receipt of such request, so that the pertinent Party can seek a protective order or other appropriate remedy. In the absence of a protective order, or the failure to quash the legal process requiring disclosure or other measure effectively removing such legal compulsion, neither PMC nor FACTORY REP shall have any duty to resist the production of confidential information, and the production thereof shall not constitute a breach of this Agreement.

10.3         Each Party shall indemnify, defend, and hold the other Party (including, without limitation, all of each Party’s respective directors, officers, shareholders, employees, managers, and agents) harmless from and against any and all losses, liabilities, damages, costs, fines, penalties, judgments, fees and expenses, including legal costs, expert costs and/or attorneys' fees, in relation to any of the following (the “Mutually Released Claims”):

(A)	Any act or omission of the Party for actual or alleged breach of any of the terms of this Agreement;

(B)	Any actual or alleged negligence or tortuous conduct in connection with this Agreement; and

(C)  Any claim or demand of any type or variety, whether made by a government, government agency, dealer, consumer, or any other person or entity, for which the Parties do not otherwise have an obligation to indemnify, defend, and/or hold harmless under the terms of this Agreement.

10.4         The Parties agree to provide written notice to each other within a reasonable time after receiving notice that any action related to Mutually Released Claims has been taken or threatened against any Party, and agree to reasonably cooperate with each other so that a Party can adequately defend itself against any Mutually Released Claim.

10.5         With respect to any provision of this Agreement providing that one party indemnify, defend, and hold harmless ("Indemnifying Party") the other party ("Indemnified Party"), the Indemnified Party agrees to extend these obligations to claims made against the Indemnified Party's officers, directors, shareholders, employees, managers, and agents. The Indemnifying Party shall provide defense of such case on behalf of Indemnified Party with Indemnifying Party’s choice of counsel, and indemnify, defend and hold harmless Indemnified Party for any and all claims, including any judgments and out-of-pocket expenses incurred by Indemnified Party in defending or responding to such claims. At the election of Indemnified Party, Indemnifying Party further agrees that Indemnified Party may employ attorneys of its own selection, at Indemnified Party's sole cost and expense, to appear and defend the claim or action on behalf of Indemnified Party. Indemnifying Party agrees to fully cooperate and provide any and all assistance necessary to adequately defend such claims and lawsuits.

10.6         Subject to the foregoing Section 10.5, neither Party shall be held responsible for any delay or failure in performance of this Agreement to the extent that such delay or failure is caused by war, civil unrest, strike, flood, or acts of God. Either Party shall promptly notify the other Party after becoming aware of the occurrence of any such cause and shall use its reasonable best efforts to minimize any resulting delay in, or interference with, the performance of this Agreement.

10.7         Both Parties acknowledge that the sales and distribution of the Vehicles is to an evolving market that could be subject to rapid changes in the technology, personnel requirements, support, maintenance, regulations or requirements from various government authorities, which could impact on the ability of either Party to fulfill its obligations under this Agreement. Should such changes occur then both Parties agree to negotiate in good faith any changes that might be required to this Agreement.

10.8         Any public announcement, media comment, and official referencing with regard to the contents, interpretation or subject matter of this Agreement by either Party (the “Public Disclosure”) shall be sent to the other Party for their review prior to the release of the Public Disclosure. The foregoing shall not restrict in any respect a Party’s ability to file appropriate information and issue press releases in compliance with its applicable regulatory or statutory requirements or to communicate information concerning this Agreement and the business affairs contemplated hereby. The foregoing shall also not restrict in any respect Party’s ability to communicate the information concerning this Agreement and the transactions contemplated hereby to its potential investors, funding sources, specific accounts or vehicle dealers.

10.9        Any notice permitted, required or desired to be given pursuant to this Agreement shall be deemed to have been given one (1) Business Day after sending by Federal Express or other comparable overnight express courier service (with proof of receipt available), or on the same Business Day if personally delivered (with confirmation), if addressed to the attention of the President or CEO at the principal place of business, which is stated on the first page of this Agreement or to such other address as any Party hereto shall from time to time designate by providing written notice to the other Party.

10.10       This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns. Neither Party shall assign or transfer any of its rights or obligations under this Agreement without prior written consent of the other Party, which consent may be withheld in the other Party’s absolute discretion. Notwithstanding anything to the contrary herein, PMC may use its subsidiaries and affiliates to manufacture the Vehicles hereunder in whole or in part.

10.11       In the event any provision of this Agreement, in whole or in part, is held to be invalid, unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, such provision will be replaced, to the extent possible, with a provision consistent with original business purposes of the provision in a valid and enforceable manner, and the remainder of this Agreement will remain unaffected and in full force. This Agreement and all related business transactions shall be governed by and construed in accordance with the laws of the State of Delaware and the Federal Laws of the United States applicable therein and each Party hereby submits to the exclusive jurisdiction of the United States District Court for Delaware for the purpose of enforcing or adjudicating such matters as are permitted to be submitted to civil court pursuant to this paragraph.

10.12       Unless otherwise agreed to by the Parties in writing for a specific transaction, this Agreement shall apply to any and all FACTORY REP's purchase of Vehicles from PMC (each such individual purchase transaction initiated by FACTORY REP referred to herein as “Individual Purchase(s)”) during the term of this Agreement. The terms and conditions of this Agreement shall apply to any and all such Individual Purchases whether or not this Agreement or its terms and conditions are expressly referenced in the Individual Purchase. Unless otherwise agreed to by the Parties in writing for a specific transaction, no inconsistent terms or condition in any Individual Purchase shall be applicable to Individual Purchases.

10.13      All section headings, titles or captions contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement and shall not in any way limit or amplify the terms and provisions of this Agreement. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires or indicates. The word “including” means “including, but not limited to,” and the word “include” when used herein means “include, without limitation.” Each provision of this Agreement shall be construed according to its fair meaning and not strictly for or against any Party, regardless of whether such provision was drafted by or at the request of a particular Party or such Party’s counsel.

10.14      This Agreement shall constitute the entire and complete understanding and agreements between the Parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous oral and written agreements and understandings. The terms and conditions of this Agreement may be amended, modified or waived only by an agreement in writing between the Parties. This Agreement may be executed in multiple original copies, each original having the same content and validity.

10.15       All vehicles sold under this agreement and liabilities thereof are subject to the terms of use as stipulated in the PMC ELECTRIC VEHICLES OWNER’S and WARRANTY MANUAL.

IN WITNESS WHEREOF, the Parties hereto execute this Agreement by their duly authorized officer on the date first above written.

Phoenix Cars, LLC

By

Name:

Title:

Creative Bus Sales, Inc.

By	/s/ T.J. Matijevich

Name: T.J. Matijevich

Title: Vice President